Exhibit 10.36

ace ina

EMPLOYEE NOTE

Date: May 28, 2002

Brian Dowd, (“Employee”), promises to pay to the order of ACE USA, Inc. (“ACE”), the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00):

1. Loan from ACE.

This Employee Note evidences a loan in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Principal Amount”) from ACE to the Employee.

2. Repayment of Principal Amount.

The Employee shall pay the Principal Amount due in five equal and consecutive annual installments in the amount of Fifty Thousand Dollars ($50,000.00) (“Installment Amount”) commencing on June 1, 2003, and continuing on the first day of the twelfth month thereafter, until the principal amount is fully paid (“Installment Amount Due Dates”).

3. Interest to be Paid.

The Employee shall pay interest on the outstanding Principal Amount (the “Interest Amount”) equal to four and 2/3 percent (4.66%) (the “Interest Amount”), compounded annually. Interest payments shall be calculated as of and become due on Installment Amount Due Dates.

4. Default.

A “Default” exists if any of the following shall have occurred:

(a) The Employee fails to make the payment of an Installment Amount under this Employee Note within sixty (60) days following the Installment Amount Due Dates as set forth in Paragraph 2;

(b) The Employee does not make the payment of the Interest Amounts under this Employee Note within sixty (60) days following the Installment Amount Due Dates as set forth in Paragraph 3

5. Cumulative Remedies.

ACE reserves and retains all rights and remedies upon Default as provided by applicable law.

6. Non-Waiver of Rights.

ACE shall not by any act of omission or commission be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by ACE, and then only to the extent specifically set forth therein; a waiver with respect to one event shall not be construed as continuing or as a bar to or waiver of such right or remedy relative to a subsequent event.

7. Maximum Liability for Interest.

Notwithstanding any provision contained in this note to the contrary, the Employee will not be liable for payment of interest under this Employee Note beyond the maximum amount of such interest permitted by law to be charged, collected or received, and if any payments by the Employee include interest in excess of such a maximum amount, ACE shall apply such excess to the reduction of the unpaid principal amount due hereunder, or if none is due, such excess shall be refunded to the Employee.

8. Severability.

If any provision of this Employee Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Employee Note shall remain in full force and effect and shall be liberally construed in favor of ACE in order to effect the provisions of this Employee Note.

9. Successors and Assigns.

The obligations of the Employee under this Employee Note may not be assigned by the Employee without the prior written consent of ACE. This Employee Note shall be binding upon the Employee and his heirs, executors and permitted assigns.

10. Choice of Law.

This Employee Note shall be construed according to and governed by the substantive law of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

11. Notices.

Notices sent to ACE or the Employee shall be in writing and shall be sent by (i) United States mail, postage prepaid, by registered or certified mail, return receipt requested; or (ii) by overnight courier, at the following addresses or such other address as may be supplied by the Employee or ACE in writing:

ACE USA, INC.
Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19103
Attention: Office of General Counsel

Brian Dowd
2723 Thurleston lane
Duluth GA 30097

IN WITNESS WHEREOF, the Employee, intending to be legally bound hereby, has executed this Employee Note on the day and year set forth above.

EMPLOYEE

Brian Dowd

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